 Nasdaq Grants Ambassadors International, Inc.'s Request For Continued Listing

Seattle, September 1, 2010 – Ambassadors International, Inc. (Nasdaq: AMIED) announced that it has been notified by the Nasdaq Stock Market that the Nasdaq Hearings Panel has granted the Company’s request for continued listing of its Common Stock on the Nasdaq Stock Market.  The Panel’s decision is subject to the Company’s Common Stock evidencing a closing bid price of $1.00 per share or more, as required by Nasdaq rules, for a minimum of ten consecutive trading days on or before September 10, 2010.  The Panel also approved the Company’s request to have trading in its Common Stock transferred from the Nasdaq Global Market to the Nasdaq Capital Market.  The Company has submitted a formal application for the transfer of its listing to the Nasdaq Capital Market and, subject to approval by the Nasdaq Listing Qualifications Department, the transfer is expected to become effective on or about September 17, 2010.

As previously announced, in May and August 2010, the Company received formal delisting determination letters from the Nasdaq Listing Qualifications staff regarding the Company’s non-compliance with two continued listing requirements of the Nasdaq Global Market: the $1.00 minimum bid price requirement and the $10.0 million minimum stockholders’ equity requirement.  In July 2010, the Panel granted the Company’s request for an extension of time through September 10, 2010 for the Company to regain compliance with the $1.00 minimum bid price requirement.  In order to regain compliance with this minimum bid price requirement, the Company effected a 1-for-8 reverse split of its Common Stock, which took effect at 11:59 p.m. on August 23, 2010.

Because of the Company’s non-compliance with the $10.0 million minimum stockholders’ equity requirement of the Nasdaq Global Market, based upon its June 30, 2010 financial statements, the Company recently requested the Panel’s permission to submit an application to transfer the listing of its Common Stock to the Nasdaq Capital Market, where the Company would be in compliance with that market’s $2.5 million minimum stockholders’ equity requirement for continued listing.   The Panel approved this transfer request, subject to the following conditions: (1) on or before September 10, 2010, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days, and (2) on or before September 17, 2010, the Company must have its application for transfer to the Nasdaq Capital Market approved by the Nasdaq Listing Qualifications Department.  In order to fully comply with the terms of the Panel’s decision, the Company must also be able to demonstrate compliance with all other requirements for continued listing on the Nasdaq Capital Market.

The Nasdaq Capital Market is one of the three markets for Nasdaq-listed stocks and operates in the same manner as the Nasdaq Global Market.  Companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.  Upon the transfer of the Company’s Common Stock to the Nasdaq Capital Market, the Company’s trading symbol will continue to be “AMIED” through September 20, 2010 and “AMIE” thereafter.  Trading in the Company’s Common Stock will be unaffected by the transfer to the Nasdaq Capital Market.

Assuming approval of the Company’s transfer application, the Company expects to be in compliance with all applicable financial requirements for continued listing on the Nasdaq Capital Market as of September 17, 2010, the anticipated date of transfer, including the $2.5 million stockholders’ equity requirement.  However, if the Company were to fail in the future to comply with the $2.5 million minimum stockholders’ equity requirement of the Nasdaq Capital Market or any other requirements for continued listing on the Nasdaq Capital Market, the Company’s Common Stock could become subject to potential delisting.

About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington.  The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explore the hidden harbors and secluded coves of the world’s most sought-after destinations.  Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.  In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements.  We believe that such risks and uncertainties include, among others, our ability to refinance our debt or to obtain additional financing at reasonable rates; our ability to continue to operate as a going concern; our ability to effectively and efficiently operate our cruise business; customer cancellation rates; competitive conditions in the industry in which we operate; marketing expenses; extreme weather conditions; the impact of new laws and regulations affecting our business; negative incidents involving cruise ships, including those involving the health and safety of passengers; cruise ship maintenance problems; reduced consumer demand for vacations and cruise vacations; changes in fuel, food, payroll, insurance and security costs; changes in relationships with certain travel providers; changes in vacation industry capacity; and other economic factors and other considerations affecting the travel industry; potential of our common stock not listing on a US national securities exchange or quoted on an established automated over the counter trading market in the US; and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K.  We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information
For further information, please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.

SOURCE: Ambassadors International, Inc.

Tammy Smolkowski of Ambassadors International, Inc., +1-206-292-9606.